January 31, 1997

VIA EDGAR



Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, D. C. 20549

RE:  OLD NATIONAL BANCORP, EVANSVILLE, INDIANA
     REGISTRATION STATEMENT ON FORM S-3
     FILE NO. 333-20083

Ladies and Gentlemen:

On behalf of Old National Bancorp ("Registrant"), request is hereby made that the effective date on the above-referenced Registration Statement be accelerated to January 31, 1997, or as soon thereafter as practicable.

In connection with this request for acceleration, the Registrant is aware of its responsibilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 as they relate to the proposed public offering of the securities specified in the above-referenced Registration Statement.

Thank you for your consideration in this matter,

Very truly yours,



Jeffrey L. Knight
Corporate Secretary
and General Counsel

JLK:mc